Filed under Rule 424(b)(2), Registration Statement No. 333-172579

Westpac Banking Corporation	Preliminary Pricing Supplement No. 25 - Dated March 1 , 2012 (To: Prospectus Dated November 16, 2011)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	FDIC Guaranteed	Product Ranking
96121BBC0		$100%	1.750%	$	Fixed	See Other Terms	Semi-annually	30/360	3/16/2027	9/16/2012	$15.00	No	No	Senior Unsecured Notes

Redemption Information: Callable - See Other Terms

Trade Date: March , 2012

Issue Date: March 16, 2012

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

Applicable Time:

Other Terms:

Interest Payment Dates: March 16 and September 16 in each year, commencing on September 16, 2012 up to and including the Maturity Date

Interest Rate:	From and including the Issue Date, to but excluding March 16, 2017: 3.00%

From and including March 16, 2017 to but excluding March 16, 2022: 5.00%

From and including March 16, 2022 to but excluding March 16, 2027: 7.00%

Redemption: The Notes are redeemable at the option of the Issuer in whole (but not in part) on each Interest Payment Date, commencing on the Interest Payment Date scheduled to fall in March 2015 to and including the Interest Payment Date scheduled to fall in September 2026 (each an “Optional Redemption Date”).

Notwithstanding any provision to the contrary in the Notes or in the Prospectus, the Issuer must give notice (in the manner provided in the Prospectus) of its intention to exercise its redemption option no later than 5 Business Days before the relevant Optional Redemption Date.

Business Day: New York, London and Sydney

Agent: Morgan Stanley & Co. LLC